UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2022

Oncocyte Corporation

(Exact name of registrant as specified in its charter)

California	1-37648	27-1041563
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15 Cushing

Irvine, California 92618

(Address of principal executive offices)

(949) 409-7600

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	OCX	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 28, 2022, the Board of Directors (the “Board”) of Oncocyte Corporation (“Oncocyte” or the “Company”) elected John Peter Gutfreund, age 36, to serve as a director on the Board, with a term that expires at the Annual Meeting of Shareholders of the Company to be held in 2023 or until his earlier resignation or removal. The Board has approved Mr. Gutfreund’s appointment to the Finance Committee, of which he will serve as Chair, and the Compensation Committee. The Board has affirmatively determined that Mr. Gutfreund qualifies as an “independent director” under the Nasdaq Listing Rules.

Since October 2019, Mr. Gutfreund has served as Managing Partner of Halle Capital Management, a growth oriented private equity firm focused on middle-market companies in the healthcare, consumer, and business services sectors. Mr. Gutfreund serves on the board of several Halle portfolio companies. Mr. Gutfreund is a trustee at Montefiore Health System, a New York based academic health system, where he serves as a member of the investment committee. Prior to joining Halle Capital Management, Mr. Gutfreund was the Director of Research at Glenview Capital Management from March 2013 to September 2019. Mr. Gutfreund worked in Investment Banking earlier in his career and holds a BA from New York University. The Board believes Mr. Gutfreund’s financial expertise and his experience as a director on other boards will make him a valuable resource to the Company.

In Mr. Gutfreund’s role as director, Chair of the Finance Committee and member of the Compensation Committee, he will be eligible to participate in the director compensation plans and arrangements available to the Company’s other independent directors. The Company’s director compensation program is described under the caption “Director Compensation” in the Company’s proxy statement for its 2022 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on June 8, 2022.

Other than the aforementioned items, there are no arrangements or understandings between Mr. Gutfreund and any other person pursuant to which Mr. Gutfreund was elected as a director. There are no family relationships between Mr. Gutfreund and any director or executive officer of the Company, and Mr. Gutfreund has no direct or indirect material interest in any “related party” transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, except as described below under “Preferred Stock Offer” and “Underwritten Offer.”

Preferred Stock Offer

On April 13, 2022, Oncocyte entered into the Series A Purchase Agreement with certain investors in a registered direct offering of 11,765 total shares of Oncocyte’s Series A Convertible Preferred Stock (the “Preferred Stock”), which shares of Preferred Stock are convertible into a total of 7,689,542 shares of Oncocyte’s common stock, at a conversion price of $1.53 (the “Preferred Stock Offer”). Mr. Gutfreund participated in the Preferred Stock Offer. Mr. Gutfreund has a direct material interest in this transaction and purchased 1,176.48 shares in this transaction and on the same terms as other investors.

The purchase price of each share of Preferred Stock was $850, which included an original issue discount to the stated value of $1,000 per share, and Mr. Gutfreund specifically paid $1,000,000 in connection with his purchase of the Preferred Stock.

Underwritten Offer

Further, on April 13, 2022, Oncocyte entered into an Underwriting Agreement (the “Underwriting Agreement”) with BTIG, LLC as representative of the underwriters named therein (the “Underwriters”), pursuant to which Oncocyte agreed to issue and sell to the Underwriters in an underwritten public offering (the “Underwritten Offer”) shares of common stock and warrants to purchase shares of common stock. Pursuant to this Underwritten Offer, Oncocyte issued to Halle Special Situations Fund LLC (i) 6,199,527 shares of common stock, and (ii) 7,129,456 warrants (the “2022 Warrants”) to purchase up to 3,564,728 shares of common stock. However, the total number of shares of common stock that Halle Special Situations Fund LLC purchased in the Underwritten Offer was 7,129,456, of which 929,929 existing shares were acquired by the underwriters in the open market and re-sold to Halle Special Situations Fund LLC. Mr. Gutfreund is the investment manager and a control person of Halle Capital Partners GP LLC, the managing member of Halle Special Situations Fund LLC. In such capacity, Mr. Gutfreund may be deemed to beneficially own these securities.

Prior to the sale of the common stock and 2022 Warrants to Halle Special Situations Fund LLC, and prior to Mr. Gutfreund entering into the Series A Purchase Agreement for shares of Preferred Stock, Mr. Gutfreund, together with entities affiliated with Halle Special Situations Fund LLC, did not own any shares of our common stock. The aggregate purchase price paid for the 7,129,456 shares of common stock and the 2022 Warrants purchased by Halle Special Situations Fund LLC pursuant to the Underwritten Offer was $9,500,000.12.

Item 9.01 - Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release of Oncocyte Corporation dated August 1, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOCYTE CORPORATION

Date: August 1, 2022	By:	/s/ Ronald Andrews
Ronald Andrews
Chief Executive Officer